Exhibit 10.46
MASTER NATURAL GAS AGREEMENT
THIS MASTER NATURAL GAS AGREEMENT, is made and entered into effective as of this 4th day of December, 2007, by and between Homeland Energy Solutions, an Iowa limited liability company with its principal offices at 106 West Main, Riceville, Iowa 50466 (“Owner”), and Cornerstone Energy, LLC d/b/a Constellation NewEnergy — Gas Division CEI, LLC, a Delaware limited liability company, with its principal offices at 11011 Q Street, Suite 106A, Omaha, Nebraska (“CNEG”).
W I T N E S S E T H:
WHEREAS, the purpose of this Agreement is to document and memorialize the mutual agreement between Owner and CNEG regarding certain natural gas related products and services CNEG shall supply to Owner for Owner’s ethanol plant near New Hampton, Iowa (the “Facility”);
WHEREAS, this Agreement encompasses all relative aspects necessary to accommodate 100% of Owner’s fuel requirements specifically including, commodity, interstate pipeline transportation, and the construction of approximately 7.25-miles of pipeline connecting the Facility to the interstate pipeline (referred to as the “Fuel Line”); and
WHEREAS, the terms and conditions set forth herein shall subsequently be more fully detailed in the written contracts attached hereto.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the parties agree as follows:
Article I — Fuel Line
1.0 CNEG, or its authorized agents, will construct approximately 7.25-miles of 4-inch diameter steel pipeline capable of transporting up to 470 MMBtu’s per day of natural gas to the Facility. The pipeline will be built, at a minimum, in compliance with Title 49 of the Code of Federal Regulations, subpart 192 and any other applicable state and federal codes or regulations (the “Codes”). The Fuel Line includes the interstate pipeline “tap” and meter, a pressure reducing station at the interconnect, a pressure reducing station at the plant, and includes commissioning of the line.
1.2 With respect to permits, licenses, and rights of way necessary for the construction of the Fuel line, CNEG will act as an agent for Owner and acquire said permits, licenses and rights of way in Owner’s name. Any and all associated costs incurred under this Section 1.2 are included in the Contract Price discussed in Section 1.4.
1.3 Owner will provide in writing to CNEG a date for which CNEG is permitted to proceed with construction of the Fuel Line (hereinafter referred to as the “Inception Date”). CNEG, absent any owner caused delays or force majeure events, will complete the project within 365 days of the “Inception Date” (hereinafter referred to as the “Completion Date”). If the Inception Date does not occur by October 1, 2007 and such delay has an adverse effect on CNEG under this Agreement, CNEG shall be entitled to the reasonable costs it incurs due to such delay and its efforts to reasonably mitigate such adverse effect.

*	Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

1.4 CNEG will provide to Owner said Fuel Line as described in this Agreement for a cost equal to [*] (“Contract Price”). “Completion” shall occur when the Fuel Line is ready for commissioning. The Contract Price is subject to adjustments for (i) the cost of right of way in excess of $37.50 per rod (16.5 ft), (ii) archeological or other underground or hidden impediments not readily identifiable through customary and reasonable route reconnaissance, (iii) a change in price pursuant to the Interconnect Agreement, and (iv), increased costs resulting from Owner caused delays. In any event, CNEG will make a good faith effort to minimize any and all such cost adjustments.
1.5 Title and Ownership of the Fuel Line, and all liability thereto, will be transferred to Owner in their entirety on the “Completion Date”.
1.6 Subsequent to the “Inception Date”, if for any reason Owner discontinues implementation of the Facility to which the Fuel Line relates, Owner will reimburse CNEG for any and all costs it incurred associated with the construction of the Fuel Line. These costs may include, but are not limited to, labor costs, rights of way acquisition, crop damage, material costs, interest rate liquidation, engineering and design costs, permitting costs, overhead, etc. but such costs will not exceed the actual cost incurred by CNEG.
1.7 If Completion occurs after the Completion Date, Contractor shall pay to Owner an amount equal to one thousand dollars ($1,000.00) per day for each day until Completion occurs. Payment by the Contractor of the liquidated damages shall be due and payable weekly and shall in no case exceed the maximum of $200,000.
1.8 Operation and Maintenance (“O&M”) of the Fuel Line, [*], is not included in the Contract Price. CNEG shall arrange on Owner’s behalf, and with the ultimate approval of Owner, such approval not to be unreasonably withheld, for a third party to be responsible for the O&M of the Fuel Line. Any written agreement relating to the O&M of the Fuel Line shall be entered into by and between Owner and the third party provider.
1.9 The Parties will execute a customary “Engineering, Procurement, Construction & Start-up Agreement” (“EPC Agreement”) that is bilateral and mutually beneficial with terms and conditions consistent with the EPC Agreement attached as Exhibit I hereto.
Article II — Commodity
2.0 [*].

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

2.1 CNEG will make available to Owner a comprehensive array of natural gas commodity risk management tools and programs it has in its portfolio. In addition, CNEG will utilize its industry expertise to advise Owner of market conditions and assist Owner with strategic procurement strategies to the extent Owner seeks such advice and assistance.
2.3 [*].
Article III — Interstate Pipeline Transportation
3.0 CNEG will use reasonable commercial efforts to arrange for interstate pipeline transportation necessary to transport the Facility’s natural gas requirements from appropriate “liquid” receipt points on appropriate pipelines to the Facility’s Fuel Line interconnect point in Chickasaw County, Iowa. The price for said capacity will be pursuant to the then current F.E.R.C. authorized rates as published in the tariff of (“Alliance”).
3.1 CNEG will use its industry expertise and specific knowledge of the “Alliance” system to optimize Owner’s transportation requirements with regard to receipt point availability, reliability, price, and utilization. Furthermore, CNEG will advise Owner of the appropriate blend of “Firm” capacity and “Released Capacity” to (i) satisfy reliability parameters, (ii) minimize price, and (iii) provide versatility and diversification of receipt points. Notwithstanding the foregoing in Section 3.0 and 3.1, Owner may possibly acquire from CNEG natural gas on a “delivered” basis thereby eliminating the need for interstate pipeline transportation
3.2 Owner agrees that any “Firm” capacity transportation contracts for interstate pipeline transportation may require Owner to execute additional agreements with “Alliance”, including but not limited to an Extract Rights Agreement in which case Owner will be subject to the provisions contained therein. Notwithstanding the foregoing, Owner will appoint CNEG as its agent for purposes of nominating, scheduling, balancing natural gas deliveries on the transporting pipeline, which shall include authority to release the transportation capacity to a replacement shipper on a recallable basis where necessary or prudent. Further, CNEG shall be responsible for payment of all the Facility’s transportation costs where such costs shall be reimbursed through the Supply Agreement.
Article IV — Indemnification
4.0 Owner, including its members, managers, Affiliates, directors, officers, agents, lenders and employees shall be indemnified and held harmless by Contractor against any and all liabilities, arising out of, relating to or resulting from (i) the inaccuracy of any representation or warranty made by Contractor including, without limitation, the representation and warranty that the Fuel Line be built in compliance with the requirements of the Applicable Codes and Standards, (ii) the breach by Contractor of any of its covenants or agreements, or the construction of the Fuel Line by Contractor prior to the Completion Date.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.1 Contractor or its affiliates, including its directors, officers, agents, and employees shall be indemnified and held harmless by Owner against any and all liabilities, arising out of, relating to or resulting from (i) the inaccuracy of any representation or warranty made by Owner, (ii) the breach by Owner of any of its covenants or agreements, or (iii) the use or ownership of the Fuel Line by Owner following the Completion Date.
4.2 Except as part of agreed upon liquidated damages, neither party shall be liable to the other party for incidental, consequential, punitive damages or anticipated profits of any type whatsoever.
Article V — Termination
5.0 Unless agreed to otherwise by the parties hereto, upon execution of the Supply Agreement and EPC Agreement consistent with the terms of this Agreement, this Agreement shall terminate and have no further effect.
Article VI — Miscellaneous
6.0 Each party hereto represents and warrants that (i) it has full power and authority to execute this Agreement, the EPC Agreement and “Supply Agreement” and to perform and observe the provisions hereof and thereof and to enter into any other transactions necessary to fulfill the intent of this Agreement, and (ii) it is presently solvent and able to pay, and is paying, its debts as they come due, and anticipates that it will continue to be able to pay its debts as they come due for the foreseeable future, and (iii) it has been truthful in its oral and written correspondence to the other party regarding the subject matter herein, and (iv) it will operate in good faith and use reasonable business efforts to fulfill the requirements and expectations of this endeavor.
6.1 The laws of the State of Nebraska applicable to contracts shall govern the validity, interpretation, and performance of this Agreement. Any action to enforce or interpret this Agreement shall be commenced or maintained only in, and each party consents to the jurisdiction of, a court of competent jurisdiction in Chickasaw County, Iowa or a federal court of competent jurisdiction in Louisville, Kentucky, and each party waives any venue, convenient forum, removal, jurisdiction or other rights to the contrary.
6.2 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument, all such counterparts together shall constitute but one and the same agreement.
6.3 No amendment, modification, supplement or waiver in respect of this Agreement, or its attachments, will be effective unless in writing and signed by both parties. No failure or delay by either party hereto in exercising any right, power, remedy or privilege hereunder shall constitute a waiver of the entire agreement or any of its parts thereof.
6.4 CNEG may assign, sell, pledge, transfer, or encumber any of its rights and obligations under this Agreement, the EPC Agreement, the Supply Agreement, or the accounts, revenues, or proceeds thereof to: (A) a bank, insurer, or other financial institution; or (B) any person or entity (i) succeeding to all or substantially all of CNEG’s assets or business or the division or region of CNEG to which such agreement relates or (ii) into which CNEG is merged or otherwise combined or reorganized; provided (with respect to this clause (B)) the succeeding entity agrees to be bound to such agreement; or (C) any Affiliate of CNEG. Owner may assign all (but not less than all) its rights and obligations under the agreements in their entirety; provided (A) it gives CNEG sixty (60) days written notice of its intent to do so; (B) the assignee satisfies in full CNEG’s credit requirements; (C) the assignee assumes in writing all of Owner’s obligations under the respective agreement; and (D) Owner continues to be liable for performance, including payment for goods and services received, prior to the assignment date.

6.6 Any notices required, or desired, to be given hereunder shall be in writing and shall be sent by registered or certified mail, overnight delivery using a nationally recognized carrier, or facsimiled as follows:

CNEG Energy, Inc. Homeland	Energy Solutions, LLC

Attn: Steve Sorenson	Attn: Steve Dietz
Telephone: 218-878-0675	Telephone: 641-423-8525
Facsimile: 402-829-3997	Facsimile: 641-420-5894
6.7 For purposes of invoicing the natural gas commodity and transportation, the parties agree that the definitive measurement will be that measured at the point of demarcation between “Alliance” facilities and the Fuel Line.
6.8 CNEG and Owner agree that this Agreement and its Exhibits attached hereto constitute the entire agreement between the two parties regarding the subject matter herein.
6.9 The terms of this Agreement and all information exchanged by and between CNEG and Owner shall be kept confidential by the parties except to the extent that any information must be disclosed as required by law or for the purposes of effectuating this Agreement or for the purpose of enhancing shareholder value.
6.10 If any provision of the Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations under that provision. The remainder of the Agreement shall remain enforceable to the fullest extent permitted by law.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Homeland Energy Solutions, LLC		Cornerstone Energy, LLC d/b/a Constellation NewEnergy — Gas Division CEI, LLC

By:	/s/ Stephen K. Eastman	By:	/s/ Kenneth C. Graeber

Title:	President	Title:	Regional Director

Date:	11-14-07	Date:	12-04-07

Exhibit I
“EPC Agreement”
[See Exhibit 10.45 for Engineering, Procurement, & Construction Agreement.]

Exhibit II
“Supply Agreements”
1. Base Agreement
2. Ordering Exhibit

BASE AGREEMENT

Seller:	Cornerstone Energy, LLC d/b/a
Constellation NewEnergy — Gas Division CEI, LLC
11011 Q Street
Suite 106A
Omaha, NE 68137
Contact:
Phone:
Fax:

Buyer:	Company Name	Homeland Energy Solutions, LLC
	Street Address	106 W. Main
	City, State Zip	Riceville, IA 50466
Contact:	Steve Dietz
Phone:	641-423-8525
Fax:	641-420-5894
Dated: December 4, 2007.
Agreement Number: 19726
This Agreement incorporates and is subject to the Terms and Conditions attached hereto and has been executed as of the date first written above. This Base Agreement supersedes and replaces all existing or previously executed Base Agreements and amendments thereto.

Seller:	Cornerstone Energy, LLC d/b/a Constellation NewEnergy — Gas Division CEI, LLC	Buyer:	Homeland Energy Solutions, LLC

By:	/s/ Bret Feller	By:	/s/ Stephen K. Eastman

Title:	Executive Director	Title:	President
CNE Base Agreement xKS
Revised 7-1-07

GENERAL TERMS AND CONDITIONS
ARTICLE 1. PURPOSE AND DEFINITIONS
1.1 This Base Agreement for Natural Gas Sale Transactions (“Agreement”) establishes mutually agreed and legally binding terms governing purchases, sales and exchanges of Natural Gas, made between Buyer and Seller during the period this Agreement is in effect. As used herein, the term “Buyer” refers to the party purchasing and accepting delivery of Gas and the term “Seller” refers to the party selling and making delivery of Gas.
1.2   (a) All transactions are entered into in reliance on the fact that this Agreement and all transactions form a single agreement between the Parties. For each transaction entered into between the Parties, Seller will prepare an Ordering Exhibit reflecting agreed upon terms and forward that Ordering Exhibit to Buyer.
(b) If the Ordering Exhibit is contrary to Buyer’s understanding of the transaction, then Buyer agrees to notify Seller within two (2) business days of the date of the Ordering Exhibit. Buyer understands and agrees that its failure to so notify Seller constitutes Buyer’s agreement to the transaction set out in the Ordering Exhibit.
(c) The Parties agree that fax signatures on any Ordering Exhibit will be accepted by each Party as original signatures.
(d) Except for items noted in Article 9, if there is a conflict between the Ordering Exhibit and this Agreement, the Ordering Exhibit will control.
1.3 The terms of this Agreement shall, unless specifically agreed otherwise, apply to and are incorporated in the following transaction types:
(a) Firm: If sales under this Agreement are designated as “Firm”, then deliveries and receipts of gas under this Agreement may not be interrupted except for reasons of Force Majeure or curtailment on Buyer’s LDC. The Parties agree to make and accept deliveries of gas on a non-interruptible basis up to Buyer’s MDQ. If Seller interrupts Buyer for reasons other than Force Majeure or a curtailment by Buyer’s LDC, Buyer’s exclusive remedy shall be that Buyer may recover damages as provided in Article 11.
(b) Secondary Firm: If sales under this Agreement are designated as “Secondary Firm”, then the Parties have agreed to make and accept deliveries of gas on a best-efforts basis up to Buyer’s MDQ. Seller may interrupt its performance without liability to Buyer to the extent that one or more of the following conditions are present: i) Force Majeure; ii) curtailment by Buyer’s LDC; iii) curtailment of supply by a gas supplier; iv)curtailment of storage by a storage provider; v) curtailment of transportation by a transporter, including, but not limited to, transportation between secondary firm points; vi) recall of transportation capacity release by its releasor; vii) curtailment of gas production behind a specific meter. If Seller interrupts for any other reason, Buyer’s exclusive remedy shall be that it may recover damages as provided in Article 11.
(c) Interruptible: If sales under this Agreement are designated as “Interruptible”, then Seller may interrupt Buyer at any time for any reason. The Parties have agreed to make and accept deliveries of gas on a daily basis without any obligation other than Buyer’s obligation to take and to pay for the gas it nominates on a daily basis, and Seller’s obligation to bill Buyer for the gas Seller delivers at the price specified in the Ordering Exhibit.
1.4 “MDQ” means Buyer’s maximum daily quantity as specified in the Ordering Exhibit. If the MDQ has not been specified in the Ordering Exhibit and if Buyer has contracted for Firm or Secondary Firm service, Buyer’s MDQ for each month shall be calculated by dividing the monthly contract volume specified on the Ordering Exhibit by 25 days.
1.5 “OFO” (Operational Flow Order) or “PODB” (Period of Daily Balancing) shall mean an event where a monthly balanced pipeline or LDC requires balancing on a daily basis. If, in the event an OFO or PODB is issued by the interstate pipeline or LDC, Buyer’s MDQ will be restricted to Buyer’s first of the month confirmed nomination over the duration of the OFO or PODB.
1.6 “SOL” (System Overrun Limitation) shall mean an event where a daily balanced pipeline or LDC calls a critical day due to operational problems, capacity constraints, or any other cause.
ARTICLE 2. TERM
2.1 Unless terminated earlier pursuant to any other provision of this Agreement, the term of this Agreement shall be for a five (5) year period commencing on the date first written above, and shall continue month to month thereafter until terminated by either Party upon thirty (30) days prior written notice to the other; provided, however, that if one or more Ordering Exhibit(s) are in effect, termination under this Article 2 shall not be effective for such Ordering Exhibit(s) until the expiration of the term of such Ordering Exhibit(s).
ARTICLE 3. QUANTITY
3.1 Seller agrees to sell and make delivery of and Buyer agrees to purchase and accept delivery of the contract volume specified in the Ordering Exhibit in accordance with the terms of the specified transaction.
ARTICLE 4. CONTRACT PRICE
4.1 Unless otherwise indicated in the Ordering Exhibit, the contract price is stated in MMBtu. In the event a transporter changes any rates (e.g., Btu factor, fuel, demand charges, transportation charges) related to the delivery of gas hereunder, the contract price for such gas shall likewise change effective the date of the rate change by such transporter. Unless otherwise provided for in the Ordering Exhibit or associated Monthly Balancing Agreement, the per MMBtu charge for all gas supplies taken in excess of the monthly contract volume shall equal either the highest posted daily price as published in Gas Daily’s “Daily Price Survey” or the first of the month Index as published in Inside F.E.R.C. Gas Market Report (IFGMR) for natural gas from the same region and pipeline as the delivery point(s), plus all applicable pipeline charges. Unless otherwise provided for in the Ordering Exhibit or associated Monthly Balancing Agreement, the per MMBtu credit for all gas supplies not taken shall equal either the lowest posted daily price as published in Gas Daily’s “Daily Price Survey” or the first of the month Index as listed in IFGMR for natural gas from the same region and pipeline as the delivery point(s).
4.2 In the event Buyer fails to take receipt of any quantity of gas for which Seller has obtained or entered into financial risk management contracts, regardless of the transaction type, Buyer shall reimburse Seller the difference, if any, between a) the Contract Price multiplied by that portion of the volume not taken by Buyer and b) the price obtained by Seller in a sale of such quantity to a third party(ies) or the repurchase of such quantity, or part thereof, by the Seller. Sales or repurchases conducted by Seller to mitigate Buyer’s loss will be conducted by Seller in a commercially reasonable manner. If such sale or repurchase does not occur, Buyer will pay to Seller an amount sufficient to keep Seller whole under its risk management contracts. In addition, Buyer shall reimburse Seller for all of Seller’s incremental costs associated with Buyer’s failure to take or accept delivery of gas.
4.3 In the event an OFO, SOL or similar critical day is in effect, Seller shall have the right to bill all gas supplies nominated above the first of the month nomination at the highest Gas Daily index price for the days in question, plus all applicable pipeline charges. All such gas will be considered first through the meter.
4.4 Where natural gas sales are made on a Secondary Firm basis, Seller will base Buyer’s Contract Price upon the acquisition of released firm pipeline capacity. Seller shall use commercially reasonable efforts to acquire such released firm pipeline capacity. To the extent such released firm pipeline capacity is unavailable to Seller or unattainable by Seller due to prevailing market conditions, Seller shall have the right to pass on incremental pipeline transportation costs to Buyer that are incurred by Seller. Total pipeline transportation charges will not exceed the maximum FERC approved tariff charges of the applicable pipeline.
ARTICLE 5. NOMINATIONS, SCHEDULING, AND BALANCING
5.1 Nominations are due from Buyer to Seller no later than 24 hours prior to the nomination deadline of the applicable transporter for gas volumes to flow at the beginning of the month, or for any nomination change. The Ordering Exhibit shall set forth which of the parties is responsible for nominations, scheduling, and daily balancing with various gas suppliers and transporters. If the Ordering Exhibit is silent on those responsibilities, then Buyer will be responsible for nominating, scheduling, and daily balancing.
CNE Base Agreement xKS
Revised 7-1-07

With respect to these responsibilities that Buyer retains, Seller shall bear no liability to Buyer or any of Buyer’s gas suppliers or transporters. With respect to these responsibilities assumed by Seller under the Ordering Exhibit, Seller will rely on the accuracy and timeliness of information from Buyer regarding its current nominations. Buyer’s failure to timely communicate to Seller any changes to its daily nomination will entitle Seller to recover from Buyer any resulting imbalance or overrun charges, penalties and fees assessed by a supplier or transporter to Seller. Timeliness shall include, but not be limited to, communicating as soon as reasonable and sufficiently in advance of supplier and transporter deadlines to permit Seller to act. Seller is not responsible for any penalties caused by variances between the gas scheduled and the gas burned by Buyer unless a Daily Balancing Agreement has been executed between the parties, in which case the Daily Balancing Agreement will specify the extent, if any, of Seller’s obligation for this variance. Gas taken in excess of the Maximum Daily Quantity during a period of curtailment without prior authorization shall be unauthorized and shall be paid for by the Buyer at the higher of the sum of all associated penalty and other charges from Seller’s suppliers and transporters, or the Contract Price in 4.1 above.
5.2 If Buyer fails to communicate a daily nomination on a timely basis to Seller, Seller shall nominate Buyer’s monthly contract volume divided by the number of days in the month.
ARTICLE 6. TITLE AND RISK OF LOSS
6.1 Seller shall hold title to the gas up to the Delivery Point. Buyer shall hold title to the gas at the Delivery Point and downstream thereof. Each party shall bear the risk of loss during the time that such party holds title to the gas.
ARTICLE 7. TAXES
7.1 Seller shall be responsible for payment of all taxes with respect to the gas prior to the delivery of such gas at the Delivery Point(s). Buyer will be responsible for payment of all taxes at and after delivery of the gas at the Delivery Point(s). If a party is required to remit or pay taxes that are the other party’s responsibility hereunder, the party responsible for such taxes shall promptly reimburse the other party for such taxes. Reimbursement to Seller shall include, but not be limited to, taxes charged by an LDC when Seller is acting as Buyer’s LDC bill-paying agent. Buyer shall indemnify, defend, and hold harmless Seller from any claims for such taxes.
7.2 If applicable, Buyer shall pay all sales and use taxes, gross receipts taxes, franchise fees or similar taxes and fees in addition to the price stated in the Ordering Exhibit. In the event that Buyer claims tax exemption, Buyer shall provide Seller with exemption certificate(s) in a form acceptable to the appropriate taxing authority. If such certificate or other proof of exemption is not provided for a particular transaction, Seller shall add the non-exempt tax to Seller’s invoice to be paid by Buyer.
ARTICLE 8. CREDIT REQUIREMENTS
8.1 Each party shall meet or exceed the other’s credit requirements during the term of this Agreement, and shall provide any financial information available as reasonably requested by the other party for its credit evaluation(s). The parties’ credit requirements may include, but shall not be limited to, prepayments, a parental guaranty, a letter of credit, or a margin account. Seller reserves the right to request such credit arrangements before and during the term of the Agreement. Should Buyer fail to provide satisfactory security to Seller, then Seller, in its sole discretion, may terminate this Agreement and immediately suspend deliveries hereunder.
8.2 In the event Buyer shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) default in the payment or performance of any obligation to Seller under any transaction(s); (iii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iv) otherwise become bankrupt or insolvent (however evidenced); (v) be unable to pay its debts as they fall due; or (vi) fail to give adequate security for or assurance of its ability to perform its further obligations under any transaction within twenty-four (24) hours of a reasonable request by Seller; (vii) is downgraded below a rating of “BBB-” by Standard & Poor’s Rating Group or its successor or below a “Baa3” by Moody’s Investors Service or its successor, then Seller shall have the right to withhold or suspend deliveries under any or all currently effective transaction(s) between the Parties or terminate this Agreement and all transactions, or both, without prior notice, in addition to any and all other remedies available hereunder or pursuant to law.
ARTICLE 9. BILLING
9.1 Buyer shall be billed based on the monthly contract volume stated in the Ordering Exhibit, trued up to actual consumption or scheduled quantities at the delivery point.
9.2 Seller shall have the right to bill based on estimated volumes and true up to actuals when those become available.
9.3 If not otherwise indicated in the Ordering Exhibit, the following shall be deemed to apply: i) billing units shall be in MMBtu, ii) the billing volume shall be equal to the actual MMBtu consumption, iii) the transaction type for any contract period shall be Secondary Firm, and (iv) the delivery point shall be Buyer’s city gate.
9.4 Buyer shall be billed at the Contract Price and other charges as provided in this Agreement, including, but not limited to, imbalance or overrun charges, penalties, and fees assessed by a supplier or transporter and which are the responsibility of the Buyer.
ARTICLE 10. PAYMENT
10.1 Payment from Buyer to Seller of the full amount of Seller’s invoice shall be due within ten (10) days of the invoice date (“Due Date”) at the herein-noted address. Payments shall be made by wire transfer or by check. Commencing on the day following the Due Date, interest shall accrue at the rate in Article 10.3 until the invoice is paid. Seller shall impose a $25.00 charge on all returned checks.
10.2 If Buyer disputes, in good faith, any portion of Seller’s invoice, Buyer shall pay the amount invoiced and then notify Seller in writing of the disputed amount. If it is determined that any disputed amount is owed to Buyer, then Seller shall reimburse such amount, plus interest, at the rate specified in Article 10.3 from the original payment date.
10.3 Commencing on the day following the Due Date, interest shall accrue at 1 1/2% per month until the same is paid, provided, however, such rate shall not exceed the maximum rate established by law. Seller shall have the right to terminate this Agreement or any transactions hereunder if any bill remains unpaid for ten (10) days after the Due Date thereof or if Buyer breaches any other term or condition of this Agreement and fails to remedy or correct the same, within forty-eight (48) hours after receipt of written notice of such default from Seller. Suspension of gas under this Section shall be in addition to any and all other remedies available in this Agreement. Buyer shall pay all costs and expenses (including attorney’s fees) incurred by Seller in collecting any unpaid amounts owed by Buyer.
ARTICLE 11. LIABILITY AND INDEMNIFICATION
11.1 EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
CNE Base Agreement xKS
Revised 7-1-07

11.2 In the event Seller fails to comply with its obligations as specified in Article 1.1, Seller shall reimburse Buyer within ten (10) days of receipt of an invoice and supporting detail from Buyer for the difference between the Contract Price for the gas not delivered and the purchase price paid by Buyer for replacement gas, adjusted for reasonable incremental transportation costs, multiplied by that portion of the quantity not delivered. Buyer shall use commercially reasonable efforts to obtain gas at the lowest price possible for the delivery area.
11.3 If Buyer fails to take its monthly contract volume, Buyer will be liable for any and all firm transportation charges related to Buyer’s supply, which shall be billed in addition to the price of natural gas supply if such charges have not previously been included in the Contract Price.
11.4 Neither Party shall be liable to the other Party for losses or damages which result from (i) an event of Force Majeure preventing performance under this Agreement; or (ii) Claims made against such other Party by third parties due to the performance or non-performance of this Agreement, whether such Claims arise in contract, tort or otherwise; or (iii) the death of or bodily injury to such other Party’s employees, contractors or agents or damage to such other Party’s property due to the performance or non-performance of this Agreement.
11.5 Each Party shall indemnify and hold the other Party and its directors, officers, agents, employees and contractors harmless from and against any and all claims, damages, costs (including attorneys’ fees), fines, penalties, liabilities, actions or proceedings in tort, contract or otherwise which the indemnified Party may be required to pay to, or which are asserted or brought by, the indemnifying Party’s employees, contractors or agents or third parties providing services to or receiving services from the indemnifying Party, arising from or claimed to have arisen from the performance or non-performance of this Agreement by the indemnifying Party.
11.6 Notwithstanding any other provision in this Agreement, in no event shall a party be liable for any penalties or charges assessed by any transporter for the unauthorized receipt of gas by the other party.
ARTICLE 12. FORCE MAJEURE
12.1 It is agreed that if a party gives written notice of an event of Force Majeure to the other party as soon as reasonably possible the obligations of the party giving such notice, to the extent such party is affected by such event, shall be suspended from the inception and during the continuance of the Force Majeure. The cause of the Force Majeure shall be remedied with reasonable diligence and dispatch.
12.2 “Force Majeure” means an event not within the control of the party claiming it and claiming suspension of this Agreement. It shall include, but not be limited to, acts of God, landslides, lightning, earthquakes, fires, storms, hurricanes, floods, washouts, explosions, terrorism, low temperatures causing freezing or failure of wells or lines of pipe, curtailment of firm transportation or gas storage, strikes, lockouts, riots, sabotage, insurrections, wars, or other actions of governmental authorities.
12.3 If the price for the gas, or any portion of it, purchased under this Agreement has been fixed or hedged by Seller pursuant to one or more risk management contracts, then Buyer’s obligations shall not be excused by any event of Force Majeure; however, Seller shall have the obligation to attempt resale of such hedged position as provided in Article 4 of this Agreement. In no event will an event of Force Majeure excuse Buyer’s obligation to pay directly or reimburse Seller for imbalance or overrun charges, penalties, and fees assessed by a supplier or transporter. Nothing contained herein shall require a party to settle any labor dispute. Force Majeure shall not excuse Buyer from taking or paying for volumes of natural gas at fixed charges or subject to related financial instruments.
ARTICLE 13. REGULATION
13.1 This Agreement is subject to all valid present and future laws, orders, rules, and regulations of duly constituted authorities with jurisdiction. In the event any jurisdictional body asserts jurisdiction over this Agreement or imposes or changes regulations, regardless of whether Seller is the entity being regulated, which materially impact the Seller’s economic benefit under this Agreement, Seller may terminate this Agreement on thirty (30) days’ written notice to Buyer. If either party’s activities hereunder become subject to law or regulation of any kind which renders this Agreement illegal, unenforceable, or uneconomical to perform, then either party shall at such time have the right to terminate this Agreement upon written notice to the other party.
ARTICLE 14. SHIPPER SERVICES
14.1 To the extent necessary according to the delegation of responsibility for nominating, scheduling, and daily balancing as designated in the Ordering Exhibit, Seller will provide shipper services for Buyer, for the purpose of procuring Buyer’s gas supplies, including taking title to such gas for Buyer, scheduling Buyer’s daily and monthly requirements of natural gas with transporters, negotiating, arranging, and managing Buyer’s contracts with transporters and receiving and paying billing statements for all gas commodity and transportation charges. Buyer agrees to execute such documents as may be required by transporters to allow Seller to provide such shipper services. Buyer shall ultimately be responsible for payment of all costs and charges incurred by Seller in providing shipper services for Buyer.
ARTICLE 15. SUCCESSION AND ASSIGNMENT
15.1 The provisions of this Agreement will be binding upon and inure to the benefit of the successors and assigns of each of the Parties hereto. Buyer may not assign this Agreement to any other person or entity without the prior written consent of Seller. Seller may assign this Agreement at any time without having to obtain Buyer’s consent. Any consent required by this Article 15.1 shall not be unreasonably withheld. No future assignment will in any way operate to enlarge, alter or change any obligation of the non-assigning party under this Agreement.
ARTICLE 16. CONFIDENTIALITY
16.1 The terms of this Agreement and of any transactions shall be kept confidential by the Parties hereto, except, and only to the extent any such information must be disclosed for the purpose of effectuating gathering, transportation, or processing of the gas or as may be required to be disclosed by regulatory bodies (including the NYMEX), or to vested interest owners. Any and all information received by a Party pursuant to financial responsibility requirements will be held as confidential and used only for the purpose for which such information was requested.
ARTICLE 17. NOTICES
17.1 Any notice, demand, request, or statement provided for in this Agreement shall be in writing and shall be considered duly delivered when received by mail, facsimile, or nationally recognized overnight courier, at the addresses for NOTICES shown below:
NOTICES:
Cornerstone Energy, Inc.
Attn: Contract Administration
11011 “Q” Street, Suite 106A
Omaha, NE 68137
17.2 Check payment made to Seller shall be considered duly delivered when received by mail, or overnight courier, at the address listed below:
CHECK PAYMENT:
Cornerstone Energy, Inc.
P.O. Box 3366 Dept. 0850
Omaha, NE 68176
CNE Base Agreement xKS
Revised 7-1-07

17.3 Wire payment made to Seller shall be considered duly delivered when received by electronic fund transfer at the address listed below:

WIRE PAYMENT:

Vendor:	Cornerstone Energy, Inc.
Vendor Address:	11011 “Q” Street, Suite 106A
Omaha, NE 68137
Vendor Acct #:	201010394
ABA #:	121100782
Financial Institute:	Bank of the West
Address:	13220 California Street
Omaha, NE 68154
Customer Acct #:	Your account # with Cornerstone
ARTICLE 18. MISCELLANEOUS
18.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without regard to principles of conflicts of laws.
18.2 The language used in this Agreement is the product of both parties’ efforts and each party hereby irrevocably waives the benefit of any rule of contract construction which disfavors the drafter of a contract or the drafter of specific language in a contract.
18.3 Any waiver of any default under this Agreement shall not be construed as a waiver of any future defaults, whether of like or different character.
18.4 No action or claim, regardless of form, arising out of any transaction may be brought by either Party more than two (2) years after the cause of action has arisen.
18.5 This Agreement constitutes the entire agreement of the parties regarding the subject matter hereto and may not be altered, modified, or amended except in writing signed by both parties. Alterations, modifications or amendments by Buyer to this Agreement that have not been agreed to and initialed by Seller void Seller’s signature and terminate the Agreement.
18.6 This Agreement and any Ordering Exhibit may be executed by Seller with an electronic signature and the parties agree such signature is legally effective and binding.
CNE Base Agreement xKS
Revised 7-1-07